Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned firm of Independent Petroleum Engineers, of Casper, Wyoming, United States, hereby consent to the incorporation by reference into this Amendment No. 1 to the registration statement of the Firm’s reserves report and to all references to our Firm in-Amendment No. 1 to the registration statement.

Allen & Crouch Petroleum Engineers, Inc.

/s/ Richard L. Vine
Richard L. Vine, P.E.

November 3, 2011